EXHIBIT 10.2

                    WEB DEVELOPMENT AND MAINTENANCE AGREEMENT
                    -----------------------------------------


         This Agreement (the "Agreement") is made and entered into as of the 19th day of March, 2004, by and between CORD PARTNERS, INC., a Florida corporation ("Cord Partners"), and GECKO MEDIA, INC., a Florida CORPORATION ("Gecko Media").

         WHEREAS, Cord Partners is in the business of collecting, shipping, preserving and storing cord blood (the "Business");

         WHEREAS, Gecko Media has developed a Web Site for Cord Partners (www.cordpartners.com) pursuant to which consumers may purchase Cord Partners' services (the "Web Site"); and

         WHEREAS, Gecko Media has also agreed to maintain the Web Site and market the Products pursuant to the terms set forth below.

         NOW, THEREFORE, in exchange for the mutual covenants contained herein and other consideration the receipt of which is acknowledged, Gecko Media and Cord Partners agree as follows:

         1. CHARACTER AND EXTENT OF SERVICES. Gecko Media has delivered a Web Site to Cord Partners, which the parties agree comports with Cord Partners' specifications and is in good working order, and further agrees to maintain the Web Site in good working order and to host the Web Site during the term of this Agreement (the "Services"). Cord Partners shall cooperate with Gecko Media in connection with Gecko Media's provision of the Services.

         2. COMPENSATION.

                  a. RETAINED SERVICES. Cord Partners agrees to compensate Gecko Media for services listed hereunder, in accordance with the following schedule:


                  March '04 - $5,000.00 per calendar month

                  April '04 - $5,000.00 per calendar month

                  May '04 -   $5,000.00 per calendar month

                  June '04 through Termination of Agreement: $10,000.00 per calendar month

In the near future, Cord Partners intends to complete a transaction pursuant to which all of the issued and outstanding shares of common stock of Cord Partners will be acquired and thereafter owned by another corporation (the "Holding Company"). If such transaction is completed, then Cord Partners will cause the Holding Company to issue options to purchase 150,000 shares of common stock of the Holding Company at an exercise price of $0.25 per share in year one and to issue options to purchase 150,000 shares of common stock of the Holding Company at an exercise price of $1.00 per share in year two to Gecko Media.

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                  b. PAYMENT. All retained service payments shall be paid on a monthly basis, on the first of each month in which services will be completed.

                  c. EXPENSES. Gecko Media shall be solely responsible for all expenses incurred by Gecko Media during the term of this Agreement and shall not be entitled to reimbursement from Cord Partners unless otherwise agreed to in advance by Cord Partners in writing. Without limiting the foregoing, Gecko Media shall be required to purchase any applicable third party licenses for any third party products that are necessary for Gecko Media to develop, maintain and host the Web Site. Such third party products may include, but are not limited to, side applications, clip art, "back end" applications, music, stock images or any other copyrighted work which Gecko Media deems necessary to purchase in connection with the Web Site. Cord Partners agrees to pay the following expenses: all hosting fees including email or internet service fees, secure socket layer certificates (SSL), domain names, merchant account fees, merchant account discount rates, all fees/costs associated with credit card processing, all search engine registration/submittal fees, re-occurring marketing fees of the search engines including but not limited to submission fees and cost per click campaigns.

         3. TERM AND TERMINATION.

                  a. This Agreement shall be effective as of March 1, 2004 and shall continue through March 31, 2006.

                  b. Either party may terminate this Agreement if the other party is in material breach of the Agreement as set forth below: The non-breaching party shall provide the breaching party with written notice of the intent to terminate, which notice shall specify the alleged breach. The breaching party shall have sixty days to remedy the breach from the date of the notice. If the breaching party has not remedied the breach within such sixty-day period, the non-breaching party may terminate the Agreement at any time thereafter.

         4. INDEPENDENT CONTRACTORS. In performing their respective duties under this Agreement, each of the parties shall be operating as an independent contractor. Nothing contained herein shall in any way constitute any association, partnership, or joint venture between the parties hereto, or be construed to evidence the intention of the parties to establish any such relationship. Neither party shall have the power to bind the other party or incur obligations on the other party's behalf without the other party's prior written consent. Gecko Media shall perform the contracting activity under the control of Cord Partners as to the result of such activity only and not as to the means by which such result is accomplished. Cord Partners shall not withhold federal or state income taxes from Gecko Media's fees payable hereunder and shall not pay FICA, state unemployment or other employment taxes or disability payments with respect to Gecko Media, such items and such payments being the sole responsibility of Gecko Media.

         5. CONFIDENTIALITY. The parties acknowledge that, during the term of this Agreement, each party will learn certain confidential information belonging to the other party. The recipient of such information hereby agrees to keep all such information strictly confidential and not to use it for its own benefit nor disclose or divulge such information to any other person. The parties acknowledge that the provisions of this SECTION 5 shall not apply to any information which: (i) had been rightfully in the possession of the recipient


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prior to its disclosure to the recipient; (ii) had been in the public domain prior to its disclosure to the recipient; (iii) has become part of the public domain by publication or by any other means except an unauthorized act or omission on the part of the recipient; (iv) had been supplied to the recipient without restriction by a third party who is under no obligation to maintain such information in confidence; or (v) is required to be disclosed by any federal or state law, rule or regulation or by any applicable judgment, order or decree or any court or governmental body or agency having jurisdiction in the premises. The provisions of this SECTION 5 shall survive any termination or expiration of this Agreement.

         6. COVENANT NOT TO COMPETE.

                  a. Gecko Media hereby agrees that Gecko Media will not, either while engaged by Cord Partners or during the one (1) year period from the time of expiration or termination of this Agreement for whatever reason, engage in any business activities which compete with Cord Partners in the Business. Gecko Media will be deemed to be engaged in such competitive business activities if Gecko Media participates in such a business enterprise as an employee, officer, director, agent, shareholder, partner, proprietor, lender or other participant; provided that the ownership of no more than 2 percent of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in competitive business activities.

                  b. Gecko Media further agrees that it shall not, for Gecko Media or for any other person, firm, corporation, partnership or other entity, for a period of one (1) year from the time Gecko Media's engagement under this Agreement ceases (for whatever reason), directly or indirectly:

                           i. solicit any sales agent, employee, former employee who was employed by Cord Partners in the preceding 90 days or full-time contractor of Cord Partners for the purposes of hiring or retaining such sales agent, employee or contractor;

                           ii. contact any present or prospective client of Cord Partners to solicit such a person to enter into a contract or arrangement with any competitor of Cord Partners; or

                           iii. make known the names and/or addresses of such clients or any information relating in any manner to Cord Partners' trade or business relationships with such clients.

                  c. The provisions of this SECTION 6 shall survive any termination or expiration of this Agreement.

         7. OWNERSHIP OF WEB SITE. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship develop or created by Gecko Media during the course of performing work for Cord Partners or its clients (collectively, the "Work Product") shall belong exclusively to Gecko Media. Further, Gecko Media shall own all worldwide right, title, and interest in and to the Web Site including all specific and/or general source code (including any documentation) written for the Web Site (the "Custom Programming"), including, but not limited to, the right to modify, amend, create


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derivative works, rent, sell, assign, lease, sublicense, or otherwise alter or transfer the Custom Programming (including, its source code and documentation); provided, however, that during the term of this Agreement, Gecko Media shall provide Cord Partners a worldwide, non-exclusive right and license to use the Work Product and Custom Programming in connection with the Business. Upon the termination of this Agreement, such license shall terminate and Cord Partners shall cease using the Work Product, Web Site and Custom Programming and shall return all such intellectual property to Gecko Media. Upon any violation and termination of this agreement, Cord Partners, Inc retains the rights to the domain name (www.cordpartners.com), the SSL, the credit card processing accounts, and all advertising accounts set up particularly for Cord Partners. The provisions of this SECTION 7 shall survive any termination or expiration of this Agreement.

         8. LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER OR ANY THIRD PARTY, FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR CONNECTED IN ANY WAY WITH THIS AGREEMENT OR THE WEB SITE, OR FOR ANY CLAIM BY ANY THIRD PARTY. EACH PARTY SHALL HAVE THE DUTY TO MITIGATE DAMAGES FOR WHICH THE OTHER IS RESPONSIBLE. GECKO MEDIA MAKES NO WARRANTY OF ANY KIND, WHETHER EXPRESS OR IMPLIED, WITH REGARD TO THE WEB SITE OR ANY THIRD PARTY PRODUCTS, THIRD PARTY CONTENT OR ANY SOFTWARE, EQUIPMENT, OR HARDWARE RELATED TO THE WEB SITE.

         9. REMEDIES. The parties acknowledges and agree that the parties' remedy at law for a breach or threatened breach of any of the provisions of SECTIONS 5, 6, AND 7 would be inadequate and the breach shall per se be deemed as causing irreparable harm to the non-breaching party. In recognition of this fact, in the event of a breach of any of the provisions of SECTIONS 5, 6, OR 7 of this Agreement, the parties agree that, in addition to any remedy at law available to the non-breaching party, the non-breaching party shall be entitled to obtain injunctive relief, or any other appropriate equitable remedy, without having to post a bond or other security. It is expressly understood and agreed by the parties that although the parties consider the restrictions contained in this Agreement to be reasonable, if a court determines that the time or territory or any other restriction contained in this Agreement is an unenforceable restriction on the activities of either party, such provision shall not be rendered void but shall be deemed to be amended to apply as to such maximum time and territory and to such extent as such court may judicially determine or indicate to be reasonable. The provisions of this SECTION 9 shall survive any termination or expiration of this Agreement.

         10. INDEMNIFICATION. Cord Partners agrees to indemnify, defend and hold harmless Gecko Media and its officers, directors, employees, agents and affiliates from and against any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorney's and accountant's fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character ("Losses") incurred by Gecko Media arising out of or in any manner incident, relating or attributable to (i) any inaccuracy in any representation or breach of any warranty of Cord Partners contained in this Agreement; or (ii) any failure by Cord Partners to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement. Similarly, Gecko Media agrees to indemnify, defend and hold harmless Cord Partners and Cord Partners' officers, directors, employees, agents and affiliates from and against


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any Losses arising out of or in any manner incident, relating or attributable to
(i) any inaccuracy in any representation or breach of any warranty of Gecko
Media contained in this Agreement; or (ii) any failure by Gecko Media to perform or observe any covenant, agreement or condition to be performed or observed by it under this Agreement. The provisions of this SECTION 10 shall survive any termination or expiration of this Agreement.

         11. REPRESENTATIONS AND WARRANTIES.

                  a. Each party represents to the other that:

                           i. it has the power, right and authority to enter into this Agreement;

                           ii. this Agreement has been duly authorized by all requisite corporate actions;

                           iii. this Agreement (or the performance of its duties hereunder) does not violate any other agreement, covenant or restriction to which such party is a party; and

                           iv. it shall comply with all applicable laws, rules and regulations in performing its obligations under this Agreement.

                  b. Further, Cord Partners represents to Gecko Media that the content provided by Cord Partners in connection with the Web Site does not violate or infringe upon the copyright, patent or trademarks of any other party. Similarly, Gecko Media represents to Cord Partners that the software code used in the Web Site does not violate or infringe upon the copyright, patent or trademarks of any other party.

                  c. The provisions of this SECTION 11 shall survive any termination or expiration of this Agreement.

         12. MISCELLANEOUS.

                  a. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida.

                  b. Counterparts and Facsimile. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument. A facsimile signature shall be considered the same as an original.

                  c. Arbitration. Any dispute or disagreement arising between the parties hereto in connection with this Agreement, which is not settled to the mutual satisfaction of the parties within thirty (30) days (or such longer period as may be mutually agreed upon) from the date that either party informs the other in writing that such dispute or disagreement exists, shall be submitted to arbitration in Tampa, Florida to a member of the American Arbitration Association ("AAA") to be mutually appointed by the parties (or, in the event the parties cannot agree on a single such member, to a panel of three members selected in accordance with the rules of the AAA). The dispute or


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disagreement shall be settled in accordance with the Commercial Arbitration
Rules of the AAA and the decision of the arbitrator(s) shall be final and binding upon the parties and judgment may be obtained thereon in a court of competent jurisdiction. The prevailing party shall be entitled to recover from the other party the fees and expenses of the arbitrator(s) as well as reasonable attorneys' fees, costs and expenses incurred by the prevailing party.

                  d. Assignment. Neither this Agreement, nor any of the rights or interests created hereby, may be assigned, transferred, or conveyed by operation of law or otherwise without the prior written consent of the other party; provided, however, that this Agreement shall be binding upon, and shall inure to the benefit of, each of the parties hereto and their respective permitted successors and assigns.

                  e. Survival of Rights of Parties. The termination of this Agreement shall not release either party from any liability, obligation, or agreement which, pursuant to any provision of this Agreement, is to survive or be performed after such expiration or termination.

                  f. Notices. All notices or other communications pursuant to this Agreement shall be in writing and shall be deemed valid and sufficient if delivered by personal service or overnight courier or dispatched by registered mail, postage prepaid, in any post office, or if dispatched by telefax, promptly confirmed by letter dispatched as above provided, to the parties at the addresses as set forth above. A party hereto may change its address by notice to the other in the manner set forth above. Notices and other communications rendered as herein provided shall be deemed to have been given on the day on which personally served or sent by telefax or, if sent by overnight courier, on the second (2nd) day after being posted, or if sent by registered mail, on the fifth (5th) day after being posted, or in either case the date of actual receipt, whichever date is the earlier.

                  g. Partial Invalidity. If any term, covenant or provision contained herein shall be invalid or illegal, such invalidity or illegality shall not impair, invalidate or nullify the other provisions of this Agreement.

                  h. Subject Headings. The subject headings on this Agreement have been placed thereon for the convenience of the parties and shall not be considered in any question of interpretation or construction of this Agreement.

                  i. Complete Agreement, Waivers, And Amendments. This Agreement constitutes the entire agreement between the parties relative to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, between the parties regarding such subject matter. The failure of either party to enforce at any time or for any period of time any provision of this Agreement shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision. In addition, no terms or provisions of this Agreement may be changed, waived, discharged, or terminated orally but only by an instrument in writing signed by the party against whom the enforcement of such change, waiver, discharge, or termination is sought.

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                  j. Further Assurances. From and after the date hereof the
parties agree to take or cause to be taken such further action and executed, deliver and file such further documents and instruments as the other party may reasonably request from time to time to effectuate the intent and purposes of this Agreement.

         IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the day and year first set forth above.


                                           GECKO MEDIA, INC.


                                           By:      Aaron Houck
                                                    -----------------------

                                                    Aaron Houck, CEO



                                           CORD PARTNERS , INC.


                                           By:      Matt Schissler
                                                    -----------------------

                                                    Matt Schissler, CEO


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